Exhibit 99.2

For more information contact:	FOR IMMEDIATE RELEASE

Jeff Painter
Chief Executive Officer
Cardinal Ethanol, LLC
1554 N. 600 E.
Union City, IN 47390
(765) 964-3137

November 17, 2009

Positive Margins and Improved Cash Flow Equal Business as Usual at Cardinal Ethanol

In response to a recent article that was printed in the Muncie Star Press and subsequently reported on various area radio stations, Cardinal Ethanol in Union City, IN would like to assure you that it has no intention of ceasing operation of its ethanol plant. Over the past 6 months, Cardinal Ethanol has achieved positive operating margins which have lead to improved cash flow and liquidity allowing Cardinal Ethanol to meet all of its financial obligations.

Not only has Cardinal Ethanol maintained positive operating margins for the past 6 months, but it is operating at 100% of capacity, is current on its loan payments and is in compliance with its financial loan covenants. Improved cash flow has also allowed Cardinal Ethanol to repay all of its borrowings on its short term revolving line of credit and it therefore has the ability to draw against that line of credit if needed. Cardinal Ethanol expects to report positive net income for the quarter ending September 30, 2009.

As harvest activities are beginning to wind down in some of our draw areas, Cardinal Ethanol expects to continue to be a leader in providing a fair and competitive market for our producer customers. We believe that our successes over the past year of operation serve to verify the type of organization we have built and the commitment we have to the ethanol industry and the communities in which we do business.

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise.